Exhibit 99.1

MTM Technologies Announces Financial Results for
First Fiscal Quarter of 2009 for the Period Ended June 30, 2008

•
EBITDA loss of $248 thousand for first quarter of fiscal year 2009 for the period ended June 30, 2008, including approximately $500 thousand of one-time severance related costs from the May headcount reduction

•
Overall gross margin improvement of 2.3 percentage points over the first quarter of fiscal year 2008, with services gross margin improvement of 1.4 percentage points over the first quarter of fiscal year 2008

•	Company expects to return to positive EBITDA in the second quarter and is experiencing increased demand for its offerings

STAMFORD, CT – August 12, 2008 – MTM Technologies, Inc. (NASDAQ: MTMC), a leading national provider of innovative IT solutions and services to Global 2000 and mid-size companies, today announced financial results for its first fiscal quarter ended June 30, 2008.

Key Highlights for First Quarter of Fiscal Year 2009

•	EBITDA loss of $248 thousand, including approximately $500 thousand of one-time severance related expense from the Company’s May headcount reduction;

•	Net revenue declined 11.3% over the prior quarter to $48 million;

•
Overall gross margin improvement of 2.3 percentage points over the first quarter of fiscal year 2008; and service margins improved by 2.5 percentage points sequentially and by 1.4 percentage points year over year;

•	Selling, General & Administrative expenses, net of depreciation, amortization and stock-based compensation costs, decreased $2.1 million or 15% over the first quarter of the prior fiscal year;

•	Completed the one for fifteen reverse stock split on June 25th, enabling MTM Technologies to regain compliance with NASDAQ listing requirements;

•	Double digit year-over-year virtualization revenue growth driven by recent focus and investment around key market leading partner’s technologies; and

•	Now monitoring approximately 12,000 devices within our Aware 360/NOC monitoring and Managed Services platform.

First Quarter Fiscal Year 2009 Results

Net revenue was $48.0 million for the quarter ended June 30, 2008, representing a decline of 11.3% over the prior quarter and a decline of 28.3% over the comparable prior year period.  Within total revenue, product revenue was $33.9 million or 71% of total revenue.  Product revenue was down 9.3% as compared to the previous quarter and down 31.1% over the comparable prior year period.  For the quarter, services revenue was $14.1 million, representing 29% of total revenue.  Services revenue was down 15.6% as compared to the previous quarter and down 20.6% on a year-over-year basis.

Gross profit was $11.5 million for the first quarter of fiscal 2009, resulting in an overall gross margin of 24.0%.  Gross margins improved from the 23.4% recorded in the previous quarter and from the 21.7% recorded in the comparable prior year period.  Product gross margin for the first quarter of fiscal 2009 was 16.5%, a slight increase from 16.2% in the previous quarter and an increase from 14.8% in the prior year’s quarter.  Services gross margin was 42.1% in the first quarter of fiscal 2009, which was up from 39.6% in the previous quarter and up from 40.7% as compared to the prior year’s quarter.

Selling, general and administrative expenses, excluding depreciation, amortization and stock-based compensation costs, were $11.8 million a decrease of approximately $635,000 over the prior quarter and a decrease of $2.1 million as compared to the same quarter in the prior year.  This is primarily due to our cost reduction initiatives.

EBITDA for the first fiscal quarter ended June 30, 2008 was a negative $248,000 as compared to a positive $253,000 in the previous quarter and a positive $603,000 in the first quarter of fiscal 2008.  EBITDA in the quarter was negatively impacted by approximately $500,000 of one-time severance related costs.

Net loss available to common shareholders was $7.8 million, which includes $7.2 million of non-cash items related to depreciation, amortization, stock-based compensation, taxes, interest and preferred stock dividends, or $8.66 loss per share on a split adjusted basis, for the quarter ended June 30, 2008, compared to a loss of $4.7 million, or $5.73 loss per share on a split adjusted basis, in the same quarter a year ago.  Earnings per share take into account the one for fifteen reverse stock split that was completed on June 25, 2008.

Steve Stringer, President and Chief Operating Officer, said “We believe we have aligned our expense structure to allow us to run an EBITDA positive business. While we are disappointed with revenue results in the June quarter, we have experienced an increase in demand for our offerings to date in the second quarter.” Mr. Stringer continued “We continue to believe that there is significant opportunity for our Access, Unified Communications and Managed Services solutions and are investing in our direct sales and sales operations in order to increase our pipelines, improve the productivity of our sales professionals and streamline processes to make it easier for our sales organization to target and close new business.”

Strategic Cost Alignment

MTM Technologies implemented additional expense reductions in May 2008 including a reduction in force of approximately 40 people or 8% of MTM’s workforce.  The headcount reductions are expected to generate savings of approximately $4.0 million annually.  These expense reductions are in addition to the actions that were undertaken in February 2008 and in aggregate these actions are expected to save MTM Technologies approximately $6 million for the remainder of fiscal year 2009.  MTM Technologies will continue to selectively invest in profitable revenue generating headcount such as sales people and around our growth initiatives including our Access and Unified Communications offerings.

Financial Outlook

MTM Technologies currently expects EBITDA to grow significantly in fiscal year 2009 as compared to fiscal year 2008.  In the second quarter, the Company currently expects sequential revenue growth as well as a return to positive EBITDA.

MTM, MTM Technologies and Aware360 are trademarks of MTM Technologies, Inc.  All other company and trademark names are the property of their respective owners.

Conference Call Details

In conjunction with this announcement, MTM Technologies will host a conference call on Wednesday, August 13, 2008, at 9:00 a.m. ET to discuss the Company’s financial results.  To access this call, dial (888) 599-4858 (domestic) or (913) 312-0702 (international).  Additionally, a live webcast of the conference call will be available on the “Investor Relations” page on the Company’s website, www.mtm.com.

A replay of this conference call will be available from 12:00 p.m. ET on Wednesday, August 13, 2008 through midnight ET on Saturday, September 13, 2008 at (888) 203-1112 (domestic) or (719) 457-0820 (international).  The replay pass code is 8454845.  An archived webcast of this conference call will also be available on the “Investor Relations” page of the Company’s website, www.mtm.com.

Non-GAAP Financial Measures

MTM Technologies believes that EBITDA, which is not a recognized measure for financial presentation under United States generally accepted accounting principles (“GAAP”), provides investors and management with a useful supplemental measure of its operating performance  because it more closely approximates the cash generating ability of the Company as compared to operating income (loss).  EBITDA excludes the impact of interest, taxes, depreciation, amortization, stock based compensation and other expense.  A table reconciling net loss calculated in accordance with GAAP to EBITDA is included in the financial statements in this release.  EBITDA does not have any standardized definition and is therefore unlikely to be comparable to similar measures presented by other reporting companies.

About MTM Technologies, Inc.

MTM Technologies, Inc. is a leading national provider of innovative IT solutions and services to Global 2000 and mid-size companies. Partnered nationally with industry-leading technology providers such as Cisco Systems, Citrix, EMC, HP, and Microsoft, MTM Technologies offers comprehensive solutions in the areas of secure access, unified communications, consolidation, and virtualization. In addition, MTM Technologies provides a broad range of complimentary managed service offerings, including system monitoring and management, security management, IP telephony management, and IT helpdesk support. The lifecycle approach also includes IT architecture consulting, IT staff augmentation and training services. For more information, visit www.mtm.com.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

Except for the historical information herein, the matters discussed in this release include forward-looking statements. In particular, the forward-looking statements contained in this release include statements about future financial and operating results. When used in this press release, the words: believes, intends, plans, anticipates, expects, estimates, and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause actual results to differ materially which include, but are not limited to, the following: a significant portion of the company’s quarterly sales are concluded in the last month of the fiscal quarter; the Company’s key strategic relationships; the length of sales and delivery cycles; the risk of obtaining financing and complying with our lenders’ financial covenants; the timing, cost and success or failure of current and new product and service introductions; and other risks affecting MTM’s businesses generally and as set forth in MTM’s most recent filings with the Securities and Exchange Commission. All forward-looking statements in this release are qualified by these cautionary statements and are made only as of the date of this release. MTM is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

For more information, contact:
Michael Kern	J.W. (Jay) Braukman, III
Vice President	Chief Financial Officer
Integrated Corporate Relations, Inc.	MTM Technologies, Inc.
617-956-6731	203-975-3700
michael.kern@icrinc.com	investorrelations@mtm.com

MTM TECHNOLOGIES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except share data)

	June 30,	March 31,
	2008	2008
ASSETS	(Unaudited)

Current assets:
Cash	$3,662	$3,210
Accounts receivable - trade, net of allowance of $1,068
and $974, respectively	38,704	42,207
Inventories	967	576
Prepaid expenses and other current assets	5,657	5,958
Total current assets	48,990	51,951

Property and equipment, net	9,639	10,813
Goodwill	69,960	69,960
Intangible assets, net	1,526	1,783
Other assets	923	968
TOTAL ASSETS	$131,038	$135,475

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Secured revolving credit facilities	$11,295	$8,100
Inventory financing agreements	9,961	15,801
Related party note payable	-	2,431
Accounts payable	14,094	18,603
Accrued expenses	3,592	4,225
Deferred revenue	5,413	5,734
Current portion of capital lease obligations	291	383
Total current liabilities	44,646	55,277

Secured promissory note	26,713	23,578
Long-term accrued interest on secured promissory note	9,748	6,538
Related party notes payable	5,724	-
Other long-term liabilities	2,165	3,135
Total liabilities	88,996	88,528

Shareholders' equity:
Series A preferred stock, $.001 par value; 40,280,000 and 39,300,000 shares authorized; issued and outstanding 30,451,469 and
29,569,259 shares at June 30, 2008 and March 31, 2008, respectively	68,864	66,515
Common stock, $.001 par value; 150,000,000 shares authorized;
issued and outstanding 897,419 and 890,228 shares, respectively	1	1
Additional paid-in capital	53,480	54,151
Accumulated deficit	(80,303)	(73,720)
Total shareholders' equity	42,042	46,947
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$131,038	$135,475

MTM TECHNOLOGIES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30,
	2008	2007

Net revenues:
Products	$33,937	$49,234
Services	14,111	17,778
Total net revenues	48,048	67,012
Costs and expenses:
Cost of products sold	28,339	41,932
Cost of services provided	8,170	10,548
Selling, general and administrative expenses	14,051	16,944
Total costs and expenses	50,560	69,424
Operating loss	(2,512)	(2,412)
Interest expense, net of interest income	(3,844)	(1,259)
Other income	-	139
Loss before income tax provision	(6,356)	(3,532)
Provision for income taxes	227	196
Net loss	$(6,583)	$(3,728)
Preferred stock dividend	1,190	932
Net loss available to common shareholders	$(7,773)	$(4,660)
Net loss per common share:
Basic and Diluted	$(8.66)	$(5.73)

Weighted average number of common shares outstanding:
Basic and Diluted	897	813

MTM TECHNOLOGIES, INC. AND SUBSIDIARIES
EBITDA Reconciliation

	Three Months Ended
	June 30,
(in thousands)	2008	2007
EBITDA	$(248)	$603
Depreciation and amortization	1,983	2,559
Interest expense, net	3,844	1,259
Stock-based compensation cost	281	456
Other income	-	(139)
Income taxes	227	196
Net loss	$(6,583)	$(3,728)

Source : MTM Technologies (MTMC)